Exhibit 99.1

VPR Brands, LP names Daniel Hoff its new Chief Operating Officer

FORT LAUDERDALE, FLORIDA, January 9, 2017 (NewMediaWire) – VPR Brands, LP (OTC Pink: VPRB) announces today that it has appointed current Director of Alternative Products Daniel Hoff as its new Chief Operating Officer, as of January 3, 2017. As the company’s Director of Alternative Products, Mr. Hoff has been instrumental in developing and launching key products, securing strategic partnerships and streamlining the company’s supply chain and logistics.

Mr. Hoff previously worked in the vaporizer and e-cigarette industry serving in various positions at Vapor Corp., a company that designs, markets and distributes e-cigarettes, vaporizers, e-liquids and accessories, since its inception in 2007. Mr. Hoff played a pivotal role and worked closely with VPR Brands Chief Executive Officer Kevin Frija in the growth of Vapor Corp. and expansion of its distribution network, having overseen financial management, accounting functions, supply chain management, product design and development and key vendor relations during his tenure. Mr. Hoff also helped build and expand Vapor Corp.’s cannabis-based products division and expand its wholesale division as it related to e-cigarettes and vaporizers as the head of Vapor Corp.’s wholesale operations. Most recently, he worked to develop and expand Vapor Corp.’s medical cannabis vape program, which provides turnkey OEM vapor solutions for cannabis farmers, cultivators, and extractors. VPR Brands acquired Vapor Corp.’s medical cannabis division and related inventory in July 2016, at which time Mr. Hoff joined VPR Brands as Director of Alternative Products and head of wholesale operations. Mr. Hoff received his Bachelor of Business Administration from the University of Miami School of Business.

"I am honored to have the opportunity to work alongside Kevin Frija again and humbled to be part of the executive management team at VPR Brands. I am excited to help drive the innovative spirit within the company and throughout the industry and work together to take VPR Brands to new heights," said Mr. Hoff.

Kevin Frija, CEO of VPR Brands, said "Dan and I have a great history working together. He is experienced in this industry and is a forward thinker, quick mover and team player. Most importantly, he is passionate about what he does and does it well. Our efforts to operate in the cannabis accessory market give Dan the opportunity to play a vital role in growing the company. He will be an integral part of our management team which we are now putting together to lead the company forward in 2017 and beyond."

About VPR Brands, LP:
VPR Brands is a technology company, whose assets include issued U.S. and Chinese patents for atomization related products including technology for medical marijuana vaporizers and electronic cigarette products and components. The company is also engaged in product development for the vapor or vaping market, including e-liquids. Vaporizers and electronic cigarettes (also known as e-cigarettes) are devices which deliver nicotine and or cannabis through atomization, or vaping, and without smoke and other chemical constituents typically found in traditional products. For more information about VPR Brands, please visit the company on the web at www.vprbrands.com

Forward looking statements:
This news release contains statements that involve expectations, plans or intentions and other factors discussed from time to time in the company’s Securities and Exchange Commission filings. These statements are forward-looking and are subject to risks and uncertainties, so actual results may vary materially. The company cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the date made. The company disclaims any obligation subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Contact:

Kevin Frija, CEO and CFO of VPR Brands, LP

(954) 715.7001

info@vprbrands.com